SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment to the Amended and Restated Employment Agreement dated February 16, 2012 and previously amended on May 31, 2012 (this “Second Amendment”) is made and entered this 18th day of March 2014, with effect from January 1, 2014, by and between Identive Group, Inc., a Delaware corporation (the “Company”), and Manfred Mueller (the “Executive”).

1. Section 1 “Position and Responsibilities” is modified to reflect the Executive’s position as “Chief Operating Officer” and responsibilities over sales for the Europe and Middle East (“EMEA”) and Asia/Pacific (“APAC”) regions.

2. Section 2 (b) “Bonus” is hereby replaced with: Commission. For services rendered during the term of this Agreement, the Executive shall be entitled to receive commission equal to fifty percent (50%) of his annual base salary (hereinafter referred to as “Commissions”) based on achievement of planned target revenues. Commissions shall be earned and paid on a quarterly basis.

3. Section 3 (a) under “Benefits, Perquisites, and Business Expenses” shall be replaced with “(a) The Executive shall be entitled to participate in any equity incentive Plan of the Company on such terms as may be determined by the Chairman, the Compensation Committee, or the Board of Directors of the Company. Executive shall be granted options to purchase 560,000 shares of the Company’s common stock. Such options will have an exercise price equal to the closing price of the common stock on The NASDAQ Stock Market on the date of grant, will vest 25% after one year with the remaining options vesting over three years in 36 equal monthly installments, and have a term of ten years. In addition, the Company will grant the Executive 140,000 Restricted Stock Units, which will vest 25% after one year with remaining units vesting over three years in 12 equal quarterly installments.

4. Section 4 (a) under “Term; Termination” is replaced with: The term of this Agreement shall be effective for a three-year period from January 1, 2014, and shall continue until December 31, 2016 (the “Term”) unless terminated earlier in accordance with this Section 4 of the parties hereto at any time prior to its expiration. The Term may be extended by the mutual consent of the parties hereto at any time prior to its expiration.

5.	Section 4 is hereby amended to add:

	(d)	Termination Following a Change of Control

	(i)	Definition of Change of Control. For purposes of this Section 4(d), the term “Change of

Control” of the Company is defined as:

     (A) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or

     (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

     (C) a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

     (D) individuals who, as of the date hereof, constitute the entire Board of Directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the then Incumbent Directors shall be, for purposes of this provision, considered as though such individual were an Incumbent Director;

     (E) any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

     (F) the Board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

     (ii) Rights and Obligations Upon Termination Following a Change of Control. If, within twelve (12) months following a Change of Control, the Company (or its successor) has reduced the Executive’s position or responsibilities materially, has reduced the Executive’s compensation in excess of 10%, requires the Executive to relocate greater than fifty (50) miles from the Executive’s then-current location, or terminates the Executive other than for cause (as set out in Section 4(c) above), then, provided the Executive executes a general release in a form determined by the Company at the time of termination and such release is not revoked and becomes irrevocable on or before the sixtieth (60th) day following the date of the Executive’s termination:

     (A) The Executive shall be entitled to receive a severance payment equal to 200% of his annual base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum, subject to any applicable tax or other withholdings, on the thirtieth (30th) day following the date of the Executive’s termination; and

     (B) The vesting of shares subject to all stock options and restricted stock units granted by the Company to the Executive prior to the Change of Control shall accelerate and become vested and exercisable as of the thirtieth (30th) day following the date of the Executive’s termination.

     (iii) Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Service Code (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive's benefits under this Agreement shall be either (A) delivered, subject to any applicable tax or other withholdings, in full, or (B) delivered, subject to any applicable tax or other withholdings, to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

     Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

     (iv) Anything herein to the contrary notwithstanding, this Section 4(d) shall not apply where the Executive gives his explicit written waiver stating that for purposes of this Section 4(d) a Change in Control shall not be deemed to have occurred. The Executive's participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

     (v) The Executive understands and agrees that the payments provided for in this Section 4(d) may be subject to a vote, advisory or otherwise, by the Company’s stockholders under the Securities Exchange Act of 1934 and the rules promulgated thereunder by the U.S. Securities and Exchange Commission, together with additional requirements that may be imposed by any stock exchange upon which the Company’s common stock or other securities are listed from time to time. The Company’s obligations to make the payments provided for in this Section 4(d) are subject to, and may be limited by, such rules and regulations as in effect from time to time.

6. Section 4(d) “Effect of Termination” is amended to be labeled Section 4(e) Effect of Termination.

7. Section 4(e) “Survival of Terms” is amended to be labeled Section 4(f) Survival of Terms.

8. Except as otherwise expressly modified by the terms and conditions of this Second

Amendment, the Amended and Restated Employment Agreement shall remain in full force and effect and is hereby confirmed and ratified in all respects, and as so amended by this Second Amendment, the Amended and Restated Employment Agreement shall be read, taken and construed as one instrument. Except as expressly provided for in this Second Amendment, nothing in this Second Amendment shall be construed as a waiver of any rights or obligations of the parties under the Amended and Restated Employment Agreement. This Second Amendment may be executed in any number of counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

COMPANY

IDENTIVE GROUP, INC.

By: /s/ Jason D. Hart Jason D. Hart, Chief Executive Officer

EXECUTIVE:

/s/ Manfred Mueller Manfred Mueller